CUSIP No. 501889 20 8

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: ______2/13_______, 2007

s/ Leonard A. Damron
LEONARD A. DAMRON

DAMRON LKQ LIMITED PARTNERSHIP

By:	Leonard A. Damron
LEONARD A. DAMRON, as Trustee of
the LEONARD A. DAMRON LIVING TRUST
Its: General Partner